EXHIBIT 10.1

AMENDMENT NO. 2
TO DEALER MANAGER AGREEMENT

This AMENDMENT NO. 2 TO DEALER MANAGER AGREEMENT (this “Amendment”) dated February 13, 2017 and made effective as of March 1, 2017, is made by and among Griffin-American Healthcare REIT IV, Inc., a Maryland corporation (the “Company”), Griffin Capital Securities, LLC, a Delaware limited liability company (the “Dealer Manager”), and, solely with respect to the amendment of Section 3.3 of the Dealer Manager Agreement dated February 16, 2016, as amended by Amendment No. 1 to Dealer Manager Agreement dated June 17, 2016 (collectively, the “Dealer Manager Agreement”) as set forth below, Griffin-American Healthcare REIT IV Advisor, LLC (the “Advisor”).

RECITALS

WHEREAS, the Company previously filed a Registration Statement on Form S-11 (File No. 333-205960) to register for offer and sale up to $3.15 billion in shares of its common stock (the “Shares”), consisting of up to $3.00 billion in shares of Class T common stock and up to $150 million in shares pursuant to the Company’s distribution reinvestment plan (the “DRIP”), at an initial purchase price of $10.00 per share for shares of Class T common stock and $9.50 per share for shares issued and sold pursuant to the DRIP (the “Offering”), which Offering was declared effective by the United States Securities and Exchange Commission (the “SEC”) on February 16, 2016;

WHEREAS, the Company reallocated the shares offered in the Offering and effective June 17, 2016, the Company began offering (a) up to approximately $2.80 billion in shares of Class T common stock in the primary offering at an initial purchase price of $10.00 per share, (b) up to approximately $0.20 billion in shares of Class I common stock in the primary offering at an initial purchase price of $9.30 per share and (c) up to an aggregate of $150 million in shares of Class T common stock and Class I common stock pursuant to the DRIP at an initial purchase price of $9.50 per share.

WHEREAS, commencing January 1, 2017, the purchase price of shares of Class T common stock and Class I common stock pursuant to the DRIP was revised to be $9.40 per share;

WHEREAS, in connection with the Offering, the Company and the Dealer Manager have entered into the Dealer Manager Agreement, and the Dealer Manager has subsequently entered into Participating Dealer Agreements, dated various dates, with participating dealers; and

WHEREAS, the Company has determined that it will offer shares of its Class I common stock in the primary offering at a purchase price of $9.21 per share, continue to offer shares pursuant to the DRIP at a purchase price of $9.40 per share until a net asset value is announced by the Company’s board of directors, and reduce the dealer manager fee for Class I shares to 1.5% of the gross proceeds of Class I shares sold in the primary offering.

NOW, THEREFORE, the Company, the Dealer Manager, and, solely with respect to the amendment of Section 3.3 of the Dealer Manager Agreement as set forth below, the Advisor, hereby modify and amend the Dealer Manager Agreement and agree as follows:

1.    Defined Terms. Capitalized terms used but not defined herein shall have the meanings set forth in the Dealer Manager Agreement.

2.    Amendments to Dealer Manager Agreement.

A.	The introductory paragraph is hereby removed and replaced with the following:

“Griffin-American Healthcare REIT IV, Inc., a Maryland corporation (the “Company”), is registering for public sale a maximum of up to $3.15 billion in shares (the “Shares”) of its common stock (the “Offering”), consisting of (a) up to $2.80 billion in shares of Class T common stock, $0.01 par value per share, in the primary offering at an initial price of $10.00 per share (subject in certain circumstances to discounts based upon the volume of shares purchased and for certain categories of purchasers), (b) up to $0.20 billion in shares of Class I common stock, $0.01 par value per share, in the primary offering at an initial price of $9.21 per share, and (c) up to an aggregate of $150 million in shares of Class T common stock and Class I common stock pursuant to the Company’s distribution reinvestment plan at a purchase price of $9.40 per share until the Company’s net asset value is determined by the Company’s board of directors, at which point such shares will be offered at a purchase price equal to the most recently published estimated net asset value per share of Class T shares, all upon the other terms and subject to the conditions set forth in the Prospectus (as defined in Section 1.1, below). The Company has reserved the right to reallocate the Shares offered among the classes of shares and between the primary offering and the distribution reinvestment plan. With respect to the Company’s distribution reinvestment plan, distributions on Class T shares will be reinvested in Class T shares and distributions on Class I shares will be reinvested in Class I shares. The minimum purchase by any one person shall be $2,500 in Shares except as otherwise indicated in the Prospectus or in any letter or memorandum from the Company to Griffin Capital Securities, LLC (the “Dealer Manager”). It is anticipated that the Dealer Manager will enter into Participating Dealer Agreements in the form attached to this Dealer Manager Agreement with other broker-dealers participating in the Offering (each dealer being referred to herein as a “Dealer” and said dealers being collectively referred to herein as the “Dealers”). The Company shall have the right to approve any material modifications or addendums to the form of the Participating Dealer Agreement. Terms not defined herein shall have the same meaning as in the Prospectus. In connection therewith, the Company hereby agrees with the Dealer Manager, as follows:”

B.	Section 3.3 is hereby removed and replaced with the following:

“3.3 Except as otherwise provided in the “Plan of Distribution” section of the Prospectus, as compensation for the services rendered by the Dealer Manager, (a) the Company agrees that it will pay to the Dealer Manager, at the time of the sale of Class T shares pursuant to the primary offering, selling commissions in the amount of 3.0% of the gross proceeds of the Class T shares sold in the primary offering, (b) Griffin-American Healthcare REIT IV Advisor, LLC (the “Advisor”) agrees that it will pay to the Dealer Manager, at the time of the sale of Class I shares pursuant to the primary offering, a dealer manager fee in the amount of 1.5% of the gross proceeds of Class I shares sold in the primary offering, and (c) the Company and the Advisor agree that they will pay to the Dealer Manager, at the time of the sale of Class T shares pursuant to the primary offering, an aggregate dealer manager fee in the amount of 3.0% of the gross proceeds of Class T shares sold in the primary offering, of which 1.0% of the gross proceeds of Class T shares sold in the primary offering will be funded by the Company and 2.0% of the gross proceeds of Class T shares sold in the primary offering will be funded by the Advisor. In addition, with respect to Class T shares sold in the primary offering, the Company agrees that it will pay to the Dealer Manager a quarterly stockholder servicing fee in the aggregate amount of up to 4.0% of the gross proceeds of the Class T shares sold in the primary offering, which stockholder servicing fee will accrue daily in an amount equal to l/365th of 1.0% of the purchase price per share of Class T shares sold, excluding Class T shares sold pursuant to the distribution reinvestment plan. The Company will cease paying the stockholder servicing fee with respect to Class T shares sold in the Offering at the earliest of

(i) the date at which the aggregate underwriting compensation from all sources equals 10.0% of the gross proceeds from the sale of Shares in the primary portion of the Offering (i.e., excluding proceeds from sales pursuant to the distribution reinvestment plan); (ii) the fourth anniversary of the last day of the fiscal quarter in which the Offering (excluding the distribution reinvestment plan offering) terminates; (iii) the date that such Class T share is redeemed or is no longer outstanding; and (iv) the occurrence of a merger of the Company, listing of the Shares on a national securities exchange, or an extraordinary transaction by the Company. The stockholder servicing fee relates to the share or shares sold. The Dealer Manager may, in its discretion, re-allow to Dealers up to 100% of the stockholder servicing fee for services that such Dealers perform in connection with the Class T stockholders; provided, however, that with respect to any individual investment, the Dealer Manager will not re-allow the related stockholder servicing fee to a Dealer if such Dealer ceases to hold the account related to such investment. In addition, the Dealer Manager will not reallow the stockholder servicing fee to any Dealer if such Dealer has not executed a Participating Dealer Agreement with the Dealer Manager or if the Dealer’s previously executed Participating Dealer Agreement with the Dealer Manager is terminated. In any instance in which the Dealer Manager does not re-allow the stockholder servicing fee to a Dealer, the Dealer Manager will return such fee to the Company. No selling commissions or dealer manager fee shall be paid with respect to Shares sold pursuant to the Company’s distribution reinvestment plan. In no event shall the total aggregate underwriting compensation payable to the Dealer Manager and any Dealers participating in the Offering, including, but not limited to, selling commissions, the dealer manager fee and the stockholder servicing fee (which includes expense reimbursements and non-cash compensation), exceed 10.0% of gross offering proceeds in the aggregate. The Company and the Advisor will not be liable or responsible to any Dealer for direct payment of commissions to any Dealer, it being the sole and exclusive responsibility of the Dealer Manager for payment of commissions to Dealers. Notwithstanding the above, at the discretion of the Company, the Company may act as agent of the Dealer Manager by making direct payment of commissions to Dealers on behalf of the Dealer Manager without incurring any liability.”

3.    Amendments to Participating Dealer Agreement, attached as Exhibit A to Dealer Manager Agreement.

A.	Section III is hereby removed and replaced with the following:

“Except as may be otherwise provided for in the “Plan of Distribution” section of the Prospectus, Class T shares shall be offered to the public at the offering price of $10.00 per share, Class I shares shall be offered to the public at the offering price of $9.21 per share, and Class T shares and Class I shares shall be offered pursuant to the Company’s distribution reinvestment plan at a purchase price of $9.40 per share until the Company announces its initial estimated net asset value, or NAV. After NAV is determined, both Class T shares and Class I shares shall be offered pursuant to the Company’s distribution reinvestment plan at a purchase price equal to the most recently published estimated NAV per share of Class T shares. Except as otherwise indicated in the Prospectus or in any letter or memorandum sent to the Dealer by the Company or Dealer Manager, a minimum initial purchase of $2,500 in Shares is required. The Shares are nonassessable.”

B.	Section V is hereby removed and replaced with the following:

“Except for volume discounts described in the “Plan of Distribution” section of the Prospectus, which volume discounts shall be the responsibility of the Dealer to provide to investors who qualify, and except as otherwise provided in the “Plan of Distribution” section of the Prospectus, the Dealer’s selling commission applicable to the Class T shares sold by the Dealer in the primary offering which it is authorized to sell hereunder is 3.0% of the gross proceeds of the Class T shares sold by it in the primary offering and accepted and confirmed by the Company, which commissions will be payable by the Dealer Manager. In addition, as compensation for continuing to service Class T stockholders in accordance with Dealer’s internal policies and procedures, the Dealer will be paid a quarterly stockholder servicing fee in the aggregate amount of up to 4.0% of the gross proceeds of the Class T shares sold by it in the primary offering and accepted and confirmed by the Company, which stockholder servicing fee will accrue daily in an amount equal to l/365th of 1.0% of the purchase price per share of Class T shares sold, excluding Class T shares sold pursuant to the distribution reinvestment plan. The Company will cease paying the stockholder servicing fee with respect to Class T shares sold in the Offering at the earliest of (i) the date at which the aggregate underwriting compensation from all sources equals 10.0% of the gross proceeds from the sale of Shares in the primary portion of the Offering (i.e., excluding proceeds from sales pursuant to the distribution reinvestment plan); (ii) the fourth anniversary of the last day of the fiscal quarter in which the Offering (excluding the distribution reinvestment plan offering) terminates; (iii) the date that such Class T share is redeemed or is no longer outstanding; and (iv) the occurrence of a merger of the Company, listing of the Shares on a national securities exchange, or an extraordinary transaction by the Company. The stockholder servicing fee relates to the share or shares sold. The Dealer Manager may, in its discretion, re-allow to Dealers up to 100% of the stockholder servicing fee for services that such Dealers perform in connection with the Class T stockholders; provided, however, that the Dealer Manager will not re-allow the stockholder servicing fee to any Dealer if such Dealer has not executed a Participating Dealer Agreement with the Dealer Manager or if such Dealer’s previously executed Participating Dealer Agreement with the Dealer Manager is terminated pursuant to the provisions of Article XVI of this Participating Dealer Agreement; and provided further, that with respect to any individual investment, the Dealer Manager will not re-allow the related stockholder servicing fee to a Dealer if such Dealer ceases to hold the account related to such investment. No selling commissions shall be paid with respect to Class I shares or Shares issued and sold pursuant to the Company’s distribution reinvestment plan. For these purposes, Class T shares shall be deemed to be “sold” if and only if a transaction has closed with a subscriber for shares pursuant to all applicable offering and subscription documents, the Company has accepted the subscription agreement of such subscriber, and such shares have been fully paid for. The Dealer affirms that the Dealer Manager’s liability for commissions payable is limited solely to the proceeds of commissions receivable from the Company, and the Dealer hereby waives any and all rights to receive payment of commissions due until such time as the Dealer Manager is in receipt of the commission from the Company. In addition, as set forth in the Prospectus, the Dealer Manager may, in its sole discretion, re-allow all or a portion of its dealer manager fee to Dealers participating in the offering of Shares as marketing fees, reimbursement of costs and expenses of attending educational conferences or to defray other distribution-related expenses.

The parties hereby agree that the foregoing commission is not in excess of the usual and customary distributors’ or sellers’ commission received in the sale of securities similar to the Shares, that Dealer’s interest in the offering is limited to such commission from the Dealer Manager and Dealer’s indemnity referred to in Section 4 of the Dealer Manager Agreement, and that the Company is not liable or responsible for the direct payment of such commission to the Dealer. The Dealer Manager shall have the right to require the Dealer to provide a detailed and itemized invoice as a condition to the reimbursement of any such due diligence expenses.

The provisions of this Article V as they pertain to the stockholder servicing fee, if applicable, shall survive termination of the Dealer Manager Agreement only if such termination of the Dealer Manager Agreement is the result of a termination of the Offering.”

4.    Amendment. This Amendment may not be amended or modified except in writing signed by all parties.

5.    Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California.

6.    Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute a single instrument.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

COMPANY:

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.

By:	/s/ Jeffrey T. Hanson
Jeffrey T. Hanson, Chief Executive Officer

DEALER MANAGER:

GRIFFIN CAPITAL SECURITIES, LLC

By:	/s/ Kevin A. Shields
Kevin A. Shields, Chief Executive Officer

SOLELY WITH RESPECT TO SECTION 3.3 OF THE DEALER MANAGER AGREEMENT AND THE AMENDMENT THERETO:

ADVISOR:

GRIFFIN-AMERICAN HEALTHCARE REIT IV ADVISOR, LLC

By:	American Healthcare Investors, LLC
Its:	Manager

By:	/s/ Jeffrey T. Hanson
Jeffrey T. Hanson, Managing Director